                               AGENCY AGREEMENT


This is an agreement made this 1st day of February, 1996, by and between State Bond Investment Funds, Inc., a Maryland corporation, (hereinafter called the "Fund") and ARM Transfer Agency, Inc., a Delaware corporation, (hereinafter called "ARM").

WITNESSETH THAT:

ARM is hereby appointed Transfer Agent for the shares of the Fund and Dividend Disbursing Agent for the Fund under the following terms and conditions:

1. DOCUMENTS. In connection with the appointment of ARM as Transfer Agent, the Fund shall file with ARM the following documents:

     A. Certified Copies of the Articles of Incorporation of the Fund and all amendments thereto;

     B.  A certified copy of the By-Laws of the Fund as amended to date;

     C.  A copy of the resolution of the Fund authorizing this Agreement;

     D. Specimens of all forms of outstanding and new stock certificates in the forms approved by the Board of Directors of the Fund with a certificate of the Secretary of the Fund as to such approval;

     E. All account application forms and other documents relating to shareholders' accounts;

     F. A certified list of shareholders of the Fund with the name, address and tax identification number of each shareholder, the number of shares held by each, certificate numbers an denominations (if any have been issued), the plan account number of each shareholder having a plan, lists of any accounts against which stops have been placed, together with the reasons for said stops, and the number of shares redeemed by the Fund;

     G. A copy of the Underwriting Agreement presently in effect between the Fund and ARM, the distributor of its shares.

2. FURTHER DOCUMENTATION. The Fund will also furnish from time to time the following documents.

     A. Each resolution of the Board of Directors of the Fund authorizing the original issue of its shares;

     B. Each Registration Statement filed with the Securities and Exchange Commission and amendment and orders thereto in effect with respect to the sale of shares of the Fund;

     C. A certified copy of each amendment to the Articles of Incorporation and the By-Laws of the Fund;

     D. Certified copies of each vote of the Board of Directors authorizing officers to give instructions to the Transfer Agent;

     E. Specimens of all new stock certificates accompanied by Board of Directors' resolutions approving such forms;

     F. Such other certificates, documents or opinions which ARM may, in its discretion, deem necessary or appropriate in the proper performance of its duties.

3. AUTHORIZED SHARES. The Fund certifies to ARM that as of the close of business on the date of this Agreement, it has authorized 10 billion shares of its Capital Stock, $.00001 par value and certifies that by virtue of its

Articles of Incorporation and the provisions of the law of the state of its incorporation shares of its Capital Stock which are redeemed by the Fund from their holders are restored to the status of authorized and unissued shares.

4. ARM TO RECORD TRANSFERS. ARM is authorized to transfer on the records of the Fund maintained by it from time to time shares of the Fund's Capital Stock, $.00001 par value.

5. NOTICE OF DISTRIBUTION. The Fund will promptly inform ARM of the declaration of any dividend or distribution on account of its capital stock.

6. DIVIDEND DISBURSEMENTS. ARM shall act as Dividend Disbursing Agent for the Fund, and, as such, shall prepare and mail or credit income and capital gain payments to investors. The Dividend Disbursing Agent will, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount required to pay any portion, notify the Custodian of the estimated amount request to pay any portion of said dividend or distribution which is payable in cash, and the Fund agrees that on or before the payment date of such distribution, it shall instruct the Custodian to make available to the Dividend Disbursing Agent sufficient funds for the cash amount to be paid out. If an investor is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his account.

7. REDEMPTIONS. ARM shall receive and shall stamp with the date of receipt, all certificates delivered to it for redemption or repurchase as well as all requests for redemptions or repurchase of shares and shall process said redemptions and repurchase requests as follows:

     A. If such certificate, redemption request or repurchase request complies with the standards for redemption or repurchase as approved by the Fund, ARM shall notify the Fund and Distributor of the total number of shares presented and covered by such requests received by ARM on said date;

     B. On or prior to the seventh calendar day succeeding any such request for redemption or repurchase, ARM shall, from funds available in the account of the Custodian, pay the applicable redemption or repurchase price, as the case may be, to the investor as set forth in the current prospectus of the Fund;

     C. If any such certificates or request for redemption or repurchase does not comply with said standards, ARM shall promptly notify the investor of such fact, together with the reason therefore, and shall effect such redemption or repurchase at the price in effect at the time of receipt of documents complying with said standards or, in the case of a repurchase, at such other time as the Distributor, as agent for the Fund shall so direct;

     D. Unless otherwise notified by the Fund, ARM shall treat all requests for redemption or repurchase as request for repurchase.

8. WITHDRAWAL PLANS. ARM shall process withdrawal orders in accordance with the terms of withdrawal plans duly executed by investors. Payments upon such withdrawal orders and redemptions of shares held in withdrawal plan accounts for the payment of the amount required shall be made at such times as the Fund may determine with the approval of ARM.

9. TAX RETURNS. ARM will prepare, file with the Internal Revenue Service and with the appropriate State Agencies, and, if required, mail to investors such returns for reporting income and capital gain dividends paid as are required to be filed and mailed, and shall withhold such sums as are required to be withheld under applicable Federal and State income tax laws, rules and regulations.

10. BOOKS AND RECORDS. ARM shall maintain records showing for each inventor's account the following:

     A.  Names, address and tax identification numbers;

     B.  Number of shares held;

     C. Historical information regarding the account of each shareholder, including dividends paid and date of price for all transactions on a shareholder's account;

     D.  Any stop or restraining order placed against a shareholder's account;

     E.  Information with respect to withholdings on foreign accounts;

     F. Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a shareholder's account;

     G. Certificate numbers and denominations for any shareholders holding certificates;

     H. Any information required in order for ARM to perform the calculations contemplated under Section 7, 8, and 9 hereof.

Any such records required to be maintained by Rule 31a-1 under the Investment Company Act of 1940 will be preserved for the period prescribed in Rule 31a-2 of said rules. Such record retention shall be at the expense of the Fund. Such records may be inspected by the Fund at reasonable times.

11. OTHER INFORMATION TO THE FUND. ARM will furnish to the Fund such other information, including shareholder lists, and statistical information as may be agreed upon from time to time between ARM, the Fund and the Distributor.

12. CORRESPONDENCE. ARM will answer that correspondence from shareholders relating to their share accounts and such other correspondence as may from time to time be mutually agreed upon.

13. PROXIES. ARM shall mail such proxy cards and other material supplied to it by the Fund in connection with shareholder meetings of the Fund and shall receive, examine and tabulate returned proxies and certify the vote of the Fund.

14. FEES AND CHARGES. ARM will receive such compensation from the Fund for its services as the Fund's Transfer and Dividend Disbursing Agent and for its other duties pursuant hereto as may be agreed from time to time, and shall be reimbursed for the cost of any and all forms, including blank checks and proxies, unused by it in communicating with shareholders of the Fund, or especially prepared for use in connection with its actions hereunder, as well as the cost of postage, telephone and telegraph used in communicating with shareholders of the Fund. All forms for which ARM has received reimbursement from the Fund shall be and remain the property of the Fund until used. ARM shall also receive from the Fund all counsel fees incurred by it in connection with the performance of its duties under this Agreement, unless such fees are incurred on a matter involving ARM willful misconduct or gross negligence.

15. REFERENCES TO ARM. The Fund shall not circulate any printed matter which contains any reference to ARM without prior written approval of ARM, expecting solely such printed matter as merely identifies ARM as Transfer Agent and Dividend Disbursing Agent. The Fund will submit printed matter requiring approval by ARM in draft form, allowing sufficient time for review by ARM and its counsel prior to any deadline for printing.

16. INDEMNIFICATION. The Fund will indemnify and hold ARM harmless from all loss, cost, damage, and expense, including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or omission by it in the performance of its duties hereunder, or the functions of Transfer and Dividend Disbursing Agent, or as a result of acting upon any instruction believed by it to have been executed by a duly authorized officer of the Fund, provided that this indemnification shall not apply to actions or omissions of ARM in cases of its own willful misconduct or negligence, and further provided, that prior to confessing any claim against it which may be subject of this indemnification, ARM shall give the Fund reasonable opportunity to defend against said claim in its own name of ARM.

17. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate this purpose hereof.

18. AMENDMENT AND TERMINATION. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto and maybe terminated by one hundred twenty (120) days' written notice given by one party to the other. Upon termination hereof the Fund shall pay to ARM such compensation as may be due as of the date of such termination, and shall likewise reimburse ARM for its costs, expenses and disbursements.



                             STATE BOND INVESTMENT FUNDS, INC.


                             By:       Kevin L. Howard
                                 -----------------------------
                                 Its:   Secretary
                                        ----------------------



                             ARM TRANSFER AGENCY, INC.


                             By:       John R. McGeeney
                                 -----------------------------
                                 Its:   Secretary
                                        ----------------------